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                                                                    Exhibit 4.11

                            CERTIFICATE OF AMENDMENT
                                       OF
         CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                               GENERAL MAGIC, INC.

     General Magic, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designations, Preferences and Rights of the Company's Series C Convertible Preferred Stock (the "Certificate"), declaring said amendment to be advisable and calling a special meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Section (2)(b)(ii) of the Certificate be amended and restated to read as follows:

     "FIXED CONVERSION PRICE" means $10.000.";

     RESOLVED FURTHER, that Section (2)(d)(i) of the Certificate be amended and restated to read as follows:

     "Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the Conversion Shares (as defined in the Securities Purchase Agreement), the Warrant Shares (as defined in the Securities Purchase Agreement), the Discretionary Shares (as defined below) and shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below)) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount (A) in the event such issue or sale occurs on or prior to the date which is the earlier of (I) the date on which an aggregate of at least 1,800 Preferred Shares have been converted pursuant to Section 2 and (II) the date which is one year after the date the Registration Statement is declared effective by the SEC, then equal to the consideration per share which the Company issued or sold, or was deemed to have issued or sold, for one share of Common Stock pursuant to such issuance or sale or (B) in the event such issue or sale occurs after the date on which an aggregate of at least 1,800 Preferred Shares have been converted pursuant to Section 2, then equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the

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     product of the Applicable Price and the number of shares of Common Stock
     Deemed Outstanding (as defined below) immediately prior to such issue or sale, and (II) the consideration, if any, received by the Company upon such issue or sale, by (2) the product of (I) the Applicable Price and (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following shall be applicable:"; and

     RESOLVED FURTHER, that Section (2)(d)(i)(D)(II) of the Certificate be renumbered as Section (2)(d)(i)(D)(III) and Section (2)(d)(i)(D)(II) of the Certificate be amended and restated as follows:

     "DISCRETIONARY SHARES" shall mean shares of Common Stock (A) which have been issued or sold, or deemed to have been issued or sold, by the Company
     (i) in connection with a merger or consolidation, (ii) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital) or (iii) in connection with the acquisition of a business, product, license or other assets by the Company, for a consideration per share (based on the Closing Bid Price of such Common Stock on the date of the issuance or sale, or deemed issuance or sale) less than the Applicable Price (as defined above) ("ACQUISITION SHARES") and (B) the issuance or sale, or deemed issuance or sale, of which was not in violation of the applicable Discretionary Share Cap (as defined below). For the purposes hereof, "DISCRETIONARY SHARE CAP" shall mean that amount with respect to a Discretionary Share Measurement Period (as defined below) as calculated from time to time as of the date ("MEASUREMENT DATE") of a given issuance or sale, or deemed issuance or sale, of Acquisition Shares which is equal to (A) the product of (x) the number of shares of Common Stock actually outstanding on the last day of the Discretionary Share Measurement Period, multiplied by the Closing Bid Price of the Common Stock on the Measurement Date and (y) .05, less (B) the number of Acquisition Shares issued or sold, or deemed to have been issued or sold, by the Company during the Discretionary Share Measurement Period, multiplied by the Closing Bid Price of the Common Stock on each applicable Measurement Date with respect to such Acquisition Shares. A given issuance or sale, or deemed issuance or sale, of Acquisition Shares shall be deemed to violate the Discretionary Share Cap if the product of (x) the number of such Acquisition Shares, multiplied by (y) the Closing Bid Price of the Common Stock on the Measurement Date exceeds the Discretionary Share Cap. The "DISCRETIONARY SHARE MEASUREMENT PERIOD" shall mean with respect to a given issuance or sale, or deemed issuance or sale, of Acquisition Shares, that 364-day period ending on and including the date immediately prior to the date of the issuance or sale, or deemed issuance or sale, of such Acquisition Shares."

     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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     THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations to be signed by its duly authorized officer, this 21st day of January, 1999.


                                        GENERAL MAGIC, INC.



                                        By:  /s/ STEVEN MARKMAN
                                           -------------------------------------
                                           Steven Markman
                                           President and Chief Executive Officer